Exhibit 99.1

          Elder-Beerman Reports May Comparable Sales Increase

    DAYTON, Ohio--(BUSINESS WIRE)--June 4, 2003--Comparable store sales for The Elder-Beerman Stores Corp. (Nasdaq:EBSC) increased 1.5 percent for the four weeks ended May 31, 2003 compared to the four weeks ended June 1, 2002. Total store sales decreased by 0.3 percent to $42.6 million versus the same period last year. The best performing businesses in May were ladies' moderate and special size sportswear, accessories, men's furnishings and the entire home store.
    For the year to date, comparable store sales decreased by 5.6 percent for the 17 week period ended May 31, 2003. Total store sales decreased 5.6 percent to $173.7 million versus the same period last year.
    On May 16, 2003, Elder-Beerman announced that it had recently received unsolicited expressions of interest relating to the possible acquisition of the company. It also stated that it entered into discussions, on an exclusive basis and for a limited period of time, with one of the parties concerning the possible sale of the company and that there can be no assurance that these discussions will result in any transaction involving the company. These discussions are continuing. The company does not anticipate having any additional comment on this subject at its annual meeting of shareholders which will take place on June 5, 2003 at 8:00 a.m. at the Dayton Marriott Hotel, 1414 South Patterson Boulevard, Dayton, Ohio 45409.

    The nation's ninth largest independent department store chain, The Elder-Beerman Stores Corp. is headquartered in Dayton, Ohio and operates 68 stores in Ohio, West Virginia, Indiana, Michigan,
Illinois, Kentucky, Wisconsin and Pennsylvania. For more information about the company see Elder-Beerman's web site at www.elder-beerman.com.

    This press release may contain "forward-looking statements," including predictions of future operating performance, events or developments such as future sales, profits, expenses, income and earnings per share. Words such as "expects," "anticipates," "intends," "plans," "believes," "hopes," and "estimates," and variations of such words and similar expressions, are intended to identify forward-looking statements.
    Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove inaccurate, there is no assurance that forward-looking statements will prove to be accurate. Many factors could materially affect actual future operations and results. Factors that could materially affect performance include the following: increasing price and product competition; fluctuations in consumer demand and confidence, especially in light of current economic conditions; the availability and mix of inventory; fluctuations in costs and expenses; consumer response to merchandising strategies, advertising, marketing and promotional programs; the timing and effectiveness of new store openings, particularly the new concept store opened in April 2003 in De Kalb, IL and the new store scheduled to open in November 2003 in Muscatine, IA; weather conditions that affect consumer traffic; the continued availability and terms of bank and lease financing and trade credit; the outcome of pending and future litigation; consumer energy costs, debt levels and paydown rates on consumer debts, including amounts owed to Elder-Beerman; the impact of new consumer bankruptcy laws; inflation, interest rates and the condition of the capital markets. National security threats and warnings in the wake of September 11, 2001 and continued U.S. involvement in Iraq could magnify some of those factors.
    Elder-Beerman undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


(dollars in millions)                        MAY SALES(a)
-------------------------------- -------------------------------------
                                                   Total   Comparable
                                                   Sales      Sales
          (unaudited)              2003    2002  Change(b)  Change(b)
-------------------------------- ------- ------- --------- -----------

The Elder-Beerman Stores Corp.    $42.6   $42.8    (0.3%)      1.5%
-------------------------------- ------- ------- --------- -----------


(dollars in millions)                   YEAR TO DATE SALES(a)
------------------------------- --------------------------------------
                                                    Total   Comparable
                                                    Sales      Sales
          (unaudited)              2003     2002  Change(b)  Change(b)
------------------------------- -------- -------- --------- ----------

The Elder-Beerman Stores Corp.   $173.7   $183.9    (5.6%)    (5.6%)
------------------------------- -------- -------- --------- ----------

(a) All sales figures exclude leased department sales.
(b) Percentages may not correspond to the actual sales figures due to rounding of sales figures.


    CONTACT: Elder-Beerman Stores Corp.
             Edward Tomechko, 937/296-2683
             or
             Gloria Siegler, 937/296-7339